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                                                                    EXHIBIT 8.1

                   PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                          1285 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-6064

                                          June 22, 1998

MeriStar Hotels & Resorts, Inc.
1010 Wisconsin Avenue, N.W.
Washington, D.C. 20007

  Re: Registration Statement on Form S-1

Dear Ladies and Gentlemen:

  In connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by MeriStar Hotels and Resorts, Inc. (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "'Rules"), we have been requested to render our opinion as to the matters hereinafter set forth. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Registration Statement.

  In this regard, we have reviewed copies of the Registration Statement (including the exhibits and amendments thereto) with respect to the distribution of Rights to subscribe for and purchase shares of Common Stock of the Company. We have also made such other investigations of fact and law and have examined the originals, or copies authenticated to our satisfaction, of such other documents, record, certificates or other instruments as in our judgment are necessary or appropriate to render the opinion expressed below.

  The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

  Based upon and subject to the foregoing, we confirm that the opinion set forth in the Registration Statement under the heading "Federal Income Tax Consequences" constitutes our opinion with respect to such matters.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, or any amendment pursuant to Rule 462 under the Act, to the use of our name under the captions "The Rights Offering--Federal Income Tax Consequences", "The Rights Offering--Federal Income Tax Consequences to Holders of CapStar Common Stock", "The Rights Offering--Federal Income Tax Consequences to Holders of AGH Common Stock" and "The Rights Offering--Federal Income Tax Consequences to Holders of REIT OP Units", to the summary of federal income tax consequences under the caption "Risk Factors" to the extent that such summary relates to our opinion under the caption "The Rights Offering--Federal Income Tax Consequences" and to the reference to us under the heading "Legal Matters" in the Prospectus included in the Registration Statement, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

                                          Very truly yours,

                                          /s/ Paul, Weiss, Rifkind, Wharton &
                                          Garrison

                                          PAUL, WEISS, RIFKIND, WHARTON
                                          & GARRISON